LIMITED LIABILITY COMPANY AGREEMENT

                                     OF

                  PARTNERS FIRST RECEIVABLES FUNDING, LLC

                    A DELAWARE LIMITED LIABILITY COMPANY


           The undersigned has formed a limited liability company pursuant to, and in accordance with, the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq. (the "Act"), and, in connection therewith, hereby agrees as follows:

           1. Name. The name of the limited liability company is Partners First Receivables Funding, LLC (the "LLC").

           2. Registered Office. The registered office of the LLC in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle.

           3. Registered Agent. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle.

           4. Purpose. The nature of the business or purposes to be conducted or promoted by the LLC is to engage in the following activities:

                (a) to acquire for cash, promissory notes, or other consideration from time to time all right, title and interest in and to open-end or revolving credit receivables, including the right to receive payment of interest or finance charges and other obligations of the persons obligated to make payments with respect thereto and any other proceeds related thereto, and any other related rights (collectively, "Receivables") pursuant to one or more receivables purchase agreements (the "Receivables Purchase Agreements");

                (b) to acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Receivables, collateral securing the Receivables, any related insurance policies, agreements with originators or servicers of Receivables and any proceeds or further rights associated with any of the foregoing;

                (c) to transfer Receivables to one or more trusts (the "Trusts") pursuant to one or more pooling and servicing agreements or other agreements (the "Pooling and Servicing Agreements") to be entered into by and among, among others, the LLC, the trustees named therein and any entities acting as servicers of the Receivables;

                (d) to authorize, sell, deliver to or acquire from the Trusts certificates of one or more classes or series representing undivided interests in the assets of the Trusts (collectively, the "Certificates") or any other securities issued by the Trusts pursuant to the Pooling and Servicing Agreements and to sell and deliver any such Certificates or other securities;

                (e) to enter into one or more indentures or other agreements (collectively, the "Indentures") with the trustees named therein, providing, among other things, for the issuance of the Notes referred to below and the pledging of pools of Receivables or Certificates of any class issued by one or more Trusts;

                (f) to authorize, issue, sell and deliver one or more series and classes of bonds, notes or other evidences of indebtedness secured or collateralized by one or more pools of Receivables or by Certificates of any class issued by one or more Trusts (collectively, the "Notes"), provided that the LLC shall have no liability under any Notes except to the extent of the one or more pools of Receivables or Certificates securing or collateralizing such Notes;

                (g) to hold, and to enjoy all of the rights and privileges of a holder of, any Certificates issued by the Trusts to the LLC under the related Pooling and Servicing Agreements and to hold and enjoy all of the rights and privileges of any class of any series of Notes issued under the related Indentures, including any class or series of Notes or Certificates that may be subordinate to any other class or series of Notes or Certificates, respectively;

                (h) to enter into and perform its obligations under the Receivables Purchase Agreements, the Pooling and Servicing Agreements, the Indentures, any agreement providing for the sale of any Certificates or Notes (including any sale of Certificates or Notes through one or more underwriters or dealers), and any agreement providing for the funding of any amount due under any Certificates through direct borrowings, letters of credit, insurance, swap or cap agreements or otherwise (collectively, the "Program Documents"); and

                (i) to engage in all such other activities and to exercise all such other powers permitted to LLCs under the laws of the State of Delaware that are incidental to or connected with the foregoing business or purposes or necessary or desirable to accomplish the foregoing.

           5. Conduct of Business. (a) Notwithstanding any other provision of this Limited Liability Company Agreement (this "Agreement") and any provision of law that otherwise so empowers the LLC, the LLC shall not, without the affirmative vote of 100% of the members of the Board of Managers (as defined herein) including at least two Independent Managers (as defined herein), do any of the following:

                (i) engage in any business or activity other than those set forth in Section 4;

                (ii) incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than (i) indebtedness to the Member or any affiliate thereof incurred in connection with the acquisition of Receivables, which indebtedness from time to time may be represented by notes issued by the LLC to the Member or any such affiliate that will be subordinate to the Certificates and Notes and will only be payable to the extent the LLC has available cash to pay such indebtedness, (ii) indebtedness incurred in connection with Notes issued in compliance with an Indenture, (iii) salaries, fees and expenses to its professional advisors and counsel, mangers, officers and employees and (iv) other indebtedness not exceeding $4,750 at any one time outstanding, on account of incidentals or services supplied or furnished to the LLC;

                (iii) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity.

                (iv) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable Federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the LLC or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take action in furtherance of any such action.

           (b)  The LLC shall at all times:

                (i) maintain its existence as an LLC and remain in good standing under the laws of the State of Delaware;

                (ii) observe all corporate procedures required by this Agreement and the limited liability company law of the State of Delaware;

                (iii) ensure that (x) the business and affairs of the LLC are at all times managed by or under the direction of its Board of Managers, (y) its Board of Managers shall have duly authorized all actions requiring such authorization and, (z) when necessary, the LLC shall have obtained proper authorization for action from its Member;

                (iv) include at least two Independent Managers (as defined herein);

                (v) to the extent the LLC's office is located in the offices of the Member or any affiliate of the Member, pay fair market rent for its office space located in the offices of such affiliate and a fair share of any overhead costs;

                (vi) maintain the LLC's books, financial statements, accounting records and other corporate documents and records separate from those of the Member, any affiliate of the Member or any other entity and keep correct and complete books and records of account and minutes of meetings and other proceedings of its Board of Managers and the Member;

                (vii) not commingle the LLC's assets with those of the Member or any affiliate of the Member, and not hold itself out as being liable for the debts of another;

                (viii) maintain separate bank accounts and books of account from those of its affiliates and ensure that its funds and other assets shall at all times be readily distinguishable from the funds and other assets of its affiliates and not be commingled with the funds or other assets of its affiliates;

                (ix) disclose in its annual financial statements the effects of the transactions contemplated herein and in each Receivables Purchase Agreement in accordance with generally accepted accounting principles. Such financial statements shall (x) clearly indicate the separate existence of the LLC and its affiliates, (y) reflect the LLC's separate assets and liabilities and (z) record the purchase of the Receivables pursuant to the applicable Receivables Purchase Agreement as a purchase under generally accepted accounting principles;

                (x) act solely in its own name and through its own authorized officers and agents so as not to mislead others as to its identity or the identity of any affiliate. All oral and written communications of the LLC, including without limitation letters, invoices, purchase orders, contracts, statements, and applications shall be made solely in the name of the LLC;

                (xi) pay from its own separate funds all material liabilities incurred by it, including material operating and administrative expenses; provided that the organizational expenses of the LLC and expenses relating to the preparation, negotiation, execution and delivery of the documentation with respect to the issuance of the Certificates or Notes that it may issue from time to time may be paid by an affiliate. No general overhead or administrative expenses of any affiliate shall be charged or otherwise allocated to the LLC unless such general overhead or administrative expenses are directly attributable to services provided to or for the account of the LLC;

                 (xii) pay from the LLC's assets all obligations and indebtedness of any kind incurred by the LLC;

                (xiii) except as provided in Section 5(a)(ii), ensure that there will be no intercompany debt between the LLC and any affiliate; provided, that the Member of the LLC may contribute capital to the LLC in such amounts as are necessary to assure that such LLC has adequate capital for its business and the LLC may issue subordinated notes in the amount and manner specified in the related Receivables Purchase Agreement;

                (xiv) at all times maintain an arm's length relationship with its affiliates; and

                (xv) operate in such a manner that it would not be substantively consolidated with any other entity.

           (c) The LLC shall abide by all corporate formalities, including the maintenance of current minute books, and the LLC shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the LLC and its assets and liabilities. The LLC shall not assume the liabilities of the Member or any affiliate of the Member. The LLC shall not guarantee the liabilities of the Member nor any affiliate of the Member, and neither the Member or an affiliate of the Member shall make any guaranty with respect to the obligations of the LLC. The LLC shall not:
 (v) hold itself out as having agreed to pay or become liable for the debts of any affiliate; (w) fail to correct any known misrepresentation with respect to this Agreement to pay or become liable for the debts of any affiliate; (x) operate or purport to operate as an integrated, single economic unit with any affiliate in its dealings with any other Person; (y) seek or obtain credit or incur any obligation to any Person based upon the assets of an affiliate or unaffiliated entity; or (z) induce any Person reasonably to rely on the creditworthiness of any affiliate in its dealings with the LLC. The Managers of the LLC shall make decisions with respect to the business and daily operations of the LLC independent of, and not dictated by, the Member or any affiliate of the Member.

           6. The Board of Managers. Pursuant to Section 18-402 of the Act, and to the extent specifically set forth in this Agreement, certain activities of the LLC shall be managed through a Board of Managers (the "Board of Managers"). At all times that any Certificates or Notes are outstanding, the Board of Managers of the LLC shall include at least two Independent Managers. So long as any Certificates or Notes are outstanding, this Section 6 shall not be amended without the prior written consent of the Independent Managers. When voting on matters subject to the vote of the Board of Managers, including those matters specified in Section 4, notwithstanding that the LLC is not then insolvent, the Independent Managers shall take into account the interests of the creditors of the LLC as well as the interests of the LLC. The Board of Managers shall have the following characteristics:

                (a) the Board of Managers shall meet annually and at such other times as may be necessary for the business of the LLC upon at least five (5) business days' prior written notice of the time, place and purpose of the meeting given by any two (2) Managers. Meetings of the Board of Managers may be in person or by conference telephone or other similar communications system, and actions of the Board of Managers may be by written consent. The presence of three (3) Managers shall constitute a quorum. Each Manager has the right to one vote. Each Manager not only has the right to his own vote, but may vote by proxy for one other Manager (except for votes which require unanimous consent of the Managers hereunder, in which case no Independent Manager shall be permitted to vote by proxy);

                (b) the term of each Manager shall be one year, and the Member shall designate the Managers, and shall replace or reappoint such managers annually, by executing a certificate signed by an authorized officer of the Member setting forth the name of each Manager for the following year; and the Member may remove any Manager for any reason or no reason by executing a certificate setting forth the Manager being removed and the replacement Manager;

                (c) in the event there exists a vacancy on the Board of Managers, the Member shall, as soon as practicable, execute a certificate setting forth a replacement Manager; and

                (d) the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and no Manager shall be obligated for any such debt, obligation or liability of the LLC solely by reason of its acting as a Manager of the LLC.

                (e)  An "Independent Manager" shall be an individual who:
           (A) is not and has not been employed by the Member or any of its subsidiaries or affiliates as a director, manager officer or employee (other than as an Independent manager of the LLC or any other special purpose subsidiary of the Member or any of its affiliates, the certificate of incorporation, limited liability company agreement, or other governing document of which is substantially similar hereto) within the five years immediately prior to such individual's appointment as an Independent Manager;
           (B) is not, and has not been within the five years immediately prior to such individual's appointment as an Independent Manager, affiliated with a supplier to which the Member and any of its subsidiaries or affiliates collectively in the preceding fiscal year of the Member made payments in consideration for the supplier's products and services in excess of 3% of the consolidated gross revenues of the Member and its subsidiaries during such fiscal year; (C) does not have, and has not had within the five years immediately prior to such individual's appointment as an Independent Manager, a personal services contract with the Member or any of its subsidiaries or affiliates, from which fees and other compensation received by the person pursuant to such personal services contract would exceed 5% of his or her gross revenues during the preceding calendar year; (D) is not affiliated with a tax-exempt entity that receives, or has received within the five years prior to such appointment as an Independent Manager, contributions from the Member or any of its subsidiaries or affiliates, in excess of the lesser of (1) 3% of the consolidated gross revenues of the Member, and its subsidiaries during such fiscal year and (2) 5% of the contributions received by the tax-exempt entity during such fiscal year; (E) is not the beneficial owner at the time of such individual's appointment as an Independent Manager, or at any time thereafter while serving as an Independent Manager, of such number of shares of any class of equity of the Member the value of which constitutes more than 5% of such individual's net worth; (F) is not a spouse, parent, sibling or child of any person described by (A) through (E); and (G) is not, and was not within the five years prior to such appointment as an Independent Manager, a financial institution to which the Member or any of its subsidiaries or affiliates owes outstanding indebtedness for borrowed money in a sum exceeding more than 5% of the Member's total consolidated assets.

                (f) An "affiliate" of a person, or a person "affiliated with," a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

                (g) The term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, a person shall not be deemed to control another person solely because he or she is a director of such other person.

                (h) The term "person" shall mean an individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                (i) A "subsidiary" of the Member shall mean any entity a majority of voting equity of which is owned, directly or indirectly through one or more other subsidiaries, by the Member.

                (j) except as otherwise provided in Sections 5(a), 13, 14, 16, 17 and 18 of this Agreement, all actions of the Board of Managers shall require a majority vote of the quorum of the Managers; provided, however, that the Board of Managers may delegate the day-to-day management of the LLC to an individual or entity which may or may not be a Manager;

           7. Tax Characterization. It is intended that the LLC be classified for Federal income tax purposes as a non-entity, for so long as it has a single member, and otherwise as a partnership.

           8. Admission of the Member, Capital Contribution, Percentage Interest and Allocation of Profits and Losses. (a) Simultaneously with the execution and delivery of this Agreement, Partners First Receivables, LLC shall be admitted as the Member of the LLC (the "Member") with an interest of 100% (as such percentage may change from time to time, a "Percentage Interest"). The name and address of the Member is as follows:

                      Partners First Receivables, LLC
                           220 Continental Drive
                                 Suite 208
                           Newark, Delaware 19713

           (b)  A capital contribution shall be made by the Member.

           (c) The Member hereby appoints the following persons to serve initially as Managers of the Board of Managers of the LLC:

                                John R. Soderlund
                                Jeff H. Slawsky
                                Mark J. Norwicz
                                Terence F. Browne
                                Andrew L. Stidd
                                Kevin P. Burns

           9. Distributions. At the time determined by a majority of the Managers, but at least once during each fiscal year, the Managers shall cause the LLC to distribute to the Member any cash held by it which is neither reasonably necessary for the operation of the LLC or the performance of its obligations under the Program Documents nor in violation of Sections 18-607 or 18-804 of the Act.

           10. Powers; Liability of the Member. (a) Subject to Section 5, the Member shall have the right and authority to take all actions specifically enumerated in the Certificate of Formation or this Agreement or which the Member otherwise deems necessary, useful or appropriate for the day-to-day management and conduct of the LLC's business. All instruments, contracts, agreements and documents providing for the acquisition, mortgage or disposition of property of the LLC shall be valid and binding on the LLC only if executed by any officer of the Member, which officer shall also be an "authorized person" within the meaning of the Act for purposes of executing the LLC's Certificate of Formation.

           (b) Except as expressly provided in the Program Documents, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and the Member shall not be obligated for any such debt, obligation or liability of the LLC solely by reason of its status as the Member of the LLC.

           11. Indemnification. (a) Subject to Section 11(g), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Manager, employee or agent of the LLC, shall be indemnified and held harmless by the LLC to the fullest extent legally permissible against all expenses, liabilities and losses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

           (b) To the extent that a Member, employee or agent of the LLC has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) of this Section 11, or in defense of any claim, issue or matter therein, he shall be indemnified by the LLC against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by the LLC other than the determination, in good faith, that such defense has been successful. In all other cases wherein indemnification is provided by this Section 11, unless ordered by a court, indemnification shall be made by the LLC only as authorized in the specific case upon a determination that indemnification of the manager, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct specified in this
 Section 11. Such determination shall be made (1) by the Board of Managers by a majority vote of a quorum consisting of Managers who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested Managers so directs, by independent legal counsel in a written opinion.

           (c) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the LLC, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Entry of a judgment by consent as part of a settlement shall not be deemed a final adjudication of liability for negligence or misconduct in the performance of duty, nor of any other issue or matter.

           (d) Subject to Section 11(g), expenses (including attorneys' fees and disbursements) incurred by a Manager, employee or agent of the LLC in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the LLC in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Managers in the specific case upon receipt of an undertaking by or on behalf of such Manager, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the LLC. Expenses (including attorneys' fees and disbursements) incurred by other employees or agents of the LLC in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the LLC upon such terms and conditions, if any, as the Board of Managers deems appropriate.

           (e) No Manager of the LLC shall be personally liable to the LLC for monetary damages for any breach of fiduciary duty by such person as a Manager. Notwithstanding the foregoing sentence, a Manager shall be liable to the extent provided by applicable law (i) for breach of the Manager's duty of loyalty to the LLC or the Member, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the Manager derived an improper personal benefit. No amendment to or repeal of this Section 11.1(e) shall apply to or have any effect on the liability or alleged liability of any Manager of the LLC for or with respect to any acts or omissions of such Manager occurring prior to such amendment.

           (f) The indemnification and advancement of expenses provided by this Section 11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any agreement, vote of the Board of Managers or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Manager, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

           (g)  Any amounts payable by the LLC in accordance with this
 Section 11 shall be payable solely to the extent of funds actually received by the LLC under the Program Documents.

           12. Compensation. The Member shall not receive compensation for services rendered to the LLC. The Managers shall receive such compensation for their services as may be agreed between the Manager and the Member from time to time.

           13. Term. Pursuant to Section 18-801 of the Act, the LLC shall dissolve, and its affairs shall be wound up, only upon the earliest to occur of (a) one year and one day following the payment in full of all outstanding securities issued by, or outstanding liabilities of, the Trust and (b) December 31, 2059.

           14. Assignments. Pursuant to Section 18-702 of Act, the Member may sell, assign or participate in any or all of its limited liability company interest at any time without the consent of the Managers, and the assignee of any such limited liability company interest shall possess all of the rights and obligations of a Member hereunder, and the right to become a Member pursuant to Section 18-704 of the Act; provided that (i) the Rating Agency Condition shall have been satisfied with respect to such assignment and (ii) the Member provides an opinion of counsel to the Trustee (which opinion of counsel shall in form and substance be reasonably satisfactory to the Trustee) to the effect that the failure to retain such interests will not cause the Trust to be classified for Federal income tax purposes as an association taxable as a corporation (or a publicly traded partnership).

           15. Limited Liability. The Member shall have no liability for the obligations of the LLC except to the extent provided herein and in the Program Documents.

           16. Bankruptcy of the Member. If any event of bankruptcy specified in Section 18-304(a) shall occur with respect the Member, then the Member shall, notwithstanding the occurrence of such event of bankruptcy, remain a Member of the LLC and, notwithstanding such event of bankruptcy, the LLC shall continue, subject to the provisions of Section 13.

           17. Amendments. This Agreement may be amended only in a writing signed by the Member; provided that, if any securities issued by the Trust are outstanding, no such amendment shall be effective without a Rating Confirmation; provided further that the provisions of Sections 5, 6, 13, 14, 15 and 16 hereof may be amended only with the unanimous written consent of the Board of Managers.

           18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

           19. Authorized Person. Deborah M. Reusch and/or Mary Keogh have been authorized to sign and file the Certificate of Formation for the LLC by the Member.

           IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the 26th day of January, 1998.


                          PARTNERS FIRST RECEIVABLES FUNDING, LLC


                               By: /s/ Mark Norwicz
                                  _________________________
                                  Name:  Mark Norwicz
                                  Title: Treasurer